UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2008

Unico American Corporation
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-3978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

23251 Mulholland Drive
Woodland Hills, California	91364
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2008, George C. Gilpatrick resigned effective April 2, 2008  as Vice President and Secretary of Unico American Corporation (the “Company”), and the Employment Agreement between Mr. Gilpatrick and the Company effective as of May 15, 2006 is terminated effective April 2, 2008.  Mr. Gilpatrick will continue as a Director of the Company.

On March 17, 2008, the Company entered into an employment agreement effective as of December 15, 2007 with each of Cary L. Cheldin and Lester A. Aaron (collectively the “Executives” and individually the “Executive”) to serve as the Executive Vice President and Chief Operating Officer in the case of Mr. Cheldin and Treasurer and Chief Financial Officer, in the case of Mr. Aaron.  Each of the Executives has been serving in such capacity for the Company.  These agreements superseded the employment agreements previously entered into by Messrs. Cheldin and Aaron with the Company effective May 15, 2006.

The term of Mr. Cheldin’s employment agreement expires December 31, 2012 and the term of Mr. Aaron’s employment agreement expires December 31, 2010.  The employment agreements provide for annual salaries of no less than $297,400 and $199,500, for Mr. Cheldin and Mr. Aaron, respectively.  The annual salary of each is subject to increases from time to time at the discretion of the Board of Directors of the Company.

Each employment agreement provides for a mandatory annual bonus payable on or before December 31 of each year conditional on the consolidated net income of the Company before taxes and any deduction for mandatory bonuses payable to any of the Executives for the twelve (12) month period ending on the preceding September 30 being equal to or greater than $4,000,000.  The amount of each mandatory bonus, if earned, is not to be less than $54,000 and $49,500 for Mr. Cheldin and Mr. Aaron, respectively.

Each of the employment agreements may be terminated by the Company for “Cause,” as defined, which includes chronic alcohol and drug addition by the Executive, fraud or unlawful appropriation of any money or other assets or properties of the Company by the Executive, a material breach by the Executive of the terms of his employment agreement which is not cured within ten (10) days after the Company has given the Executive written notice describing such material breach, the conviction of the Executive of any felony involving moral turpitude or any other serious crime involving moral turpitude, Executive’s gross moral turpitude relevant to his office or employment with the Company and the Executive’s willful engagement in misconduct which is demonstrably and materially injurious to the Company.  The Executive may terminate his employment agreement on account of a breach of the employment agreement by the Company which is defined as a material breach by the Company of the terms of the employment agreement which is not cured within ten (10) days after the Executive has given the Company written notice describing such material breach.  Each of the employment agreements may also be terminated by the Company without Cause and by the Executive for other than a breach by the Company by giving written notice of termination to the other.

In the case of a termination of an employment agreement by the Company with Cause or by the Executive for other than a breach of the employment agreement by the Company, the Executive is only entitled to his accrued but unpaid salary and vacation earned as of the date of termination.  In the case of a termination of the employment agreement by the Company without cause or by Executive on account of breach of the employment agreement by the Company, the Executive is entitled to the immediate payment of his salary, without discount or mitigation, for the remainder of the term of the employment agreement, the mandatory bonus as provided in the employment agreement for the remainder of the term of the employment agreement as if such employment agreement had not been terminated and his benefits for the remainder of the term of the employment agreement had the employment agreement not been terminated.  If the Executive becomes permanently disabled during the term of his employment agreement, the Company is entitled to terminate the employment agreement provided that the Company has provided the Executive with, as required by the employment agreement, disability insurance providing for at least seventy percent (70%) of the full salary the Employee would be entitled to under his employment agreement.  The employment agreement of each Executive terminates upon his death.

The foregoing description of the employment agreements is qualified in its entirety by reference to the employment agreements which are filed as Exhibits to this Form 8-K and incorporated herein.

Item 8.01  Other Events.

On March 20, 2008, the registrant issued a press release announcing that the Board of Directors of the Company had adopted a resolution increasing the number of Directors from seven to nine effective with the next annual meeting of shareholders and Mr. Jon P. Kocourek and Mr. Terry L. Kinigstein will be nominated to fill these two additional positions at the next annual meeting of shareholders. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated in this Item 8.01 by reference thereto

Item 9.01.  Financial Statements and Exhibits

(d)    Exhibits

     10.1   Employment Agreement effective December 15, 2007, by and between the Registrant and Cary L. Cheldin.
     10.2   Employment Agreement effective December 15, 2007, by and between the Registrant and Lester A. Aaron.
     99.1   Press Release dated March 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    UNICO AMERICAN CORPORATION
                                                    (Registrant)

Date: March 20, 2008               By:       /s/ Lester A. Aaron
                                                    Name:   Lester A. Aaron
                                                    Title:     Chief Financial Officer

EXHIBIT INDEX

Exhibit Number       Description

10.1	Employment Agreement effective December 15, 2007, by and between the Registrant and Cary L. Cheldin.
10.2	Employment Agreement effective December 15, 2007, by and between the Registrant and Lester A. Aaron.
99.1	Press Release dated March 20, 2008.